Exhibit 10.22

CONVERTIBLE LOAN AGREEMENT

This convertible loan agreement (the “Loan Agreement”) is entered into on ____________.

Between:

(1) Smart Kreate Group Limited, a private company limited by shares, incorporated and registered in the British Virgin Islands, with registration number 2136895 and having its registered office at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 (the “Company”); and

(2) Caelus Global Venture 2 Limited, a private company limited by shares, incorporated and registered in the British Virgin Islands, with registration number 2150673 and having its registered office at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 (the “INVESTOR”), each a “party” and, together, the “parties.”

Background:

A. The Company develops and operates an AI-powered cloud logistics platform that unites Smart Minds, Times Express, and H2N. The platform delivers end-to-end smart logistics and supply chain solutions, encompassing technology-driven logistics services, SaaS-based optimization tools, and fulfillment operations designed to support both global enterprises and small to medium-sized businesses (“Business”).

B. The INVESTOR is providing a loan to the Company, which shall be convertible into equity in the Company under certain circumstances, subject to and in accordance with the terms of this Loan Agreement.

Agreed Terms:

1.	Key Loan Terms

In consideration of the mutual covenants and agreements contained in this Loan Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the INVESTOR hereby grants to the Company a convertible loan (the “Loan”) in the principal amount of ____________ (____________) (the “Principal Amount”), subject to the following terms and conditions:

1.1	Maturity Date: Unless an earlier conversion or Event of Default (as defined below) occurs, the Principal Amount, together with any and all accrued and unpaid interest on such Principal Amount (together, the “Indebtedness”), will be due and payable in full on the first anniversary of the receipt of the Principal Amount by the Company under this Loan Agreement (the “Maturity Date”).

1.2	Term of Loan: The term of the Loan shall be one (1) year from the date of receipt of the Principal Amount by the Company under this Loan Agreement.

1.3	Interest: The Loan bears interest at ____________ per annum (simple interest) from the date of issuance. The interest shall accrue from day-to-day and shall be calculated on the basis of a 365-day year. Interest shall be payable in immediately available funds annually or upon conversion in accordance with this Loan Agreement. Any unpaid interest will be included in the conversion calculation in accordance with this Loan Agreement.

1.4	Drawdown Date: The date on which the INVESTOR must advance the full amount of the Loan to the Company, being on or before ____________.

1.5	Delivery of Funds: The INVESTOR will provide a transfer of ____________ to the bank account of the Company on or before ____________. The Company will acknowledge receipt and acknowledge owing ____________ to the INVESTOR under this Loan Agreement.

1.6	Use of Proceeds: The Company shall apply the Principal Amount solely towards the payment of professional fees, including accounting, auditing, legal, and financial advisory services, incurred in connection with the proposed initial public offering and listing of the Company on the Nasdaq Capital Market. The proceeds shall not be used for the repayment of any existing indebtedness of the Company or any of its subsidiaries, nor for the declaration or payment of dividends.

2. Representations and Warranties

The Company represents and warrants to the INVESTOR that as of the date of this Loan Agreement:

a. the Company is duly incorporated and validly existing under the laws of the British Virgin Islands and has not been dissolved, wound up, or liquidated;

b. the Company has taken, fulfilled and done all action, conditions and things required to be taken, fulfilled and done (including the obtaining of all necessary consents), if any, in order to (i) enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Loan Agreement, and (ii) to ensure that those obligations are valid, legally binding and enforceable;

c. all rights of first offer, rights of first refusal, preemptive rights or other similar rights to which the Converted Shares are subject have been duly waived by all requisite parties;

d. there is no litigation, arbitration or administrative proceeding current or pending against the Company or any of the assets of the Company;

e. the Company has all requisite corporate power to own its property and conduct its business, and it is not in violation of any legal requirements;

f. the Company has all necessary licenses, approvals, and authorizations to conduct its business, and such permits are in good standing;

g. this Loan Agreement constitutes a legal, valid, and binding obligation enforceable against the Company;

h. the execution and delivery of this Loan Agreement will not conflict with any existing agreements or regulations applicable to the Company;

i. except as previously disclosed to the INVESTOR, the Company does not have any outstanding options, warrants, or convertible securities;

j. the Company owns or can acquire sufficient rights to all intellectual property necessary for its business;

k. except as previously disclosed, the Company has no other indebtedness that ranks equally or senior to this Loan.

3.	Covenants

As long as any part of the Indebtedness remains outstanding or the INVESTOR holds any Converted Shares, the Company agrees to the following:

3.1.	Corporate Governance and Reserved Matters

The Company shall not, without the prior written consent of the INVESTOR or the approval of the INVESTOR’s appointed director, take any of the following actions (each, a “Reserved Matter”):

a.	Amendments to Articles of Association: Amend or modify the Articles of Association, or other constitutional documents of the Company or its subsidiaries in a manner that could materially affect the rights or protections of the INVESTOR.

b.	Major Corporate Transactions: Enter into any merger, consolidation, reorganization, or acquisition, or sell, transfer, lease, or otherwise dispose of (in a single transaction or series of transactions) any material assets or shares of the Company or its subsidiaries.

c.	Dividends or Distributions: Declare or pay any dividends, or make any other distribution or return of capital to shareholders, whether in cash, shares, or other property.

d.	Winding Up, Liquidation, or Bankruptcy Filings: Pass any resolution for the voluntary winding up or liquidation of the Company, or file any petition for bankruptcy, receivership, or any other insolvency-related proceedings.

e.	Intellectual Property Transfer: Transfer, sell, or license any intellectual property rights owned by the Company or its subsidiaries, except as may be necessary for the Company’s ordinary business activities.

3.2.	Investor Consent Mechanism

The Company shall provide written notice to the INVESTOR of any proposed action that would constitute a Reserved Matter. The INVESTOR, or its appointed director, shall have 10 business days to review and provide consent or rejection of such action. No Reserved Matter may proceed without the express written consent of the INVESTOR.

4.	Events of Default

An “Event of Default” occurs if:

4.1	payment of any Indebtedness is not made when due, and such default continues for 3 days following written notice by the INVESTOR;

4.2	the Company fails to perform any material covenant, and such default continues for 7 days following written notice by the INVESTOR;

4.3	any representation or warranty made by the Company in or pursuant to this Loan Agreement is or proves (or subsequently proves) to have been untrue or incorrect in any material respect or misleading in any material respect when made;

4.4	the Company or any of its subsidiaries which constitute a significant subsidiary suspends or ceases or threatens to suspend or cease to carry on the whole or any part of its business except for the purpose of, and followed by, a reconstruction, amalgamation reorganization, merger or consolidation;

4.5	the Company is unable to pay its debts as and when they fall due;

4.6	the Company becomes bankrupt, insolvent, or is wound up; or

4.7	a petition for bankruptcy or liquidation remains undismissed or unstated for 20 days.

Upon the occurrence of an Event of Default, all Indebtedness shall become immediately due and payable at the INVESTOR’s discretion.

5.	Conversion

5.1	Conversion of Loan: The INVESTOR may convert all or part of the Indebtedness into ordinary shares of the Company (the “Converted Shares”) at any time before the Maturity Date. The conversion will be based on a pre-money valuation of ____________ on a fully diluted basis. Accrued interest will also convert on a proportionate basis.

5.2	Conversion ratio: The number of Converted Shares to be issued upon such conversion to the INVESTOR shall be calculated by dividing (i) the Indebtedness by (ii) the price per share determined by dividing the pre-money valuation of the Company of ____________ by the Company Capitalization. The resulting number of Converted Shares shall be issued to the INVESTOR in full satisfaction of the Indebtedness so converted. For the purpose of this Loan Agreement, “Company Capitalization” is calculated as of immediately prior to the conversion under this Clause 5 and (without double-counting, in each case calculated on an as-converted to ordinary shares of the Company basis) shall be the aggregate of: (i) all shares of the Company (including ordinary shares and preference shares of the Company); (ii) all rights and/or securities convertible to shares of the Company granted by the Company; (iii) all issued and outstanding options granted by the Company for the subscription of shares of the Company; and (iv) all shares of the Company that are reserved, available for future grant and not subject to any outstanding options granted by the Company for the subscription of shares of the Company, under any equity incentive or similar plan of the Company.

5.3	Pre-Emptive Rights: The INVESTOR will have pre-emptive rights to participate in future funding rounds to maintain its percentage ownership.

5.4	Valid Issuance: The Converted Shares to be issued shall be duly authorized, validly issued, fully paid, and non-assessable.

5.5	Title and Encumbrances: The Converted Shares to be issued shall be free and clear of all liens, pledges, security interests, charges, claims, options, rights of first refusal, voting trusts, proxies, or other encumbrances.

6.	Repayment and Prepayment

Repayment of Loan: The Company shall repay the Loan, including accrued interest, in either Hong Kong Dollars or US Dollars (at the INVESTOR’s election), within 5 business days of written demand from the INVESTOR before the Maturity Date.

7.	MFN Amendments

If the Company issues subsequent convertible securities on more favorable terms, the INVESTOR may request an amendment of this agreement to match those terms, including interest rate, conversion ratio, and other key provisions.

8.	Withholding Tax and Gross-Up

If any tax is required to be withheld from payments to the INVESTOR, the Company shall gross up such payments so that the INVESTOR receives the full amount due under this Loan Agreement.

9.	Board Participation

For as long as the Loan or any part of it remains outstanding or any Converted Shares are held by the INVESTOR, the INVESTOR shall have the right to appoint one director to the Board of Directors of the Company, and the Company agrees to facilitate such an appointment within 30 days of the effective date of this Loan Agreement.

10.	Assignment

This Loan Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns. Neither the Company nor the INVESTOR may assign this Loan Agreement, nor any of their rights hereunder, without the prior written consent of the other party,

11.	Severability

If any provision of this Loan Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, any such declaration will not affect the other provisions of this Loan Agreement which are capable of severance and those other provisions will continue unaffected.

12.	Third Party Rights

Save as otherwise expressly provided in this Loan Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623, Laws of Hong Kong) to enforce any term of this Loan Agreement.

13.	Amendments

No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Loan Agreement.

14.	Counterparts

This Loan Agreement may be executed in counterpart and such counterparts together will constitute a single instrument. Delivery of an executed counterpart of this Loan Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), will be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Loan Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

15.	Governing Law and Jurisdiction

This Loan Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Hong Kong SAR. The courts of Hong Kong SAR shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this Loan Agreement (including non-contractual disputes or claims).

The undersigned have executed this Loan Agreement on the date stated at the top of the first page.

Signature Page

THE INVESTOR

SIGNED by	)

for and on behalf of )

CAELUS GLOBAL VENTURE 2 LIMITED	)

in the presence of :	)

THE COMPANY

SIGNED by	)

for and on behalf of )

SMART KREATE GROUP LIMITED	)

in the presence of :	)